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                                                     Rule 424(b)(3)
                                                     Registration No. 33-60071

PRICING SUPPLEMENT NO. 10 DATED OCTOBER 5, 1995
TO PROSPECTUS DATED JULY 14, 1995 AND PROSPECTUS SUPPLEMENT DATED JULY 19, 1995

                             SARA LEE CORPORATION
                         Medium-Term Notes, Series C
                                 (Fixed Rate)
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
Principal Amount: $28,000,000                       Issue Date: October 10, 1995
Issue Price: 99.645                                 Stated Maturity: September 26, 2005
Commission of Selling Agents: Nil                   Specified Currency:  U.S. Dollars
Net Proceeds to Issuer: $27,900,600                 Form:  _X_ Global
Interest Rate: 6.45%                                       ___ Certificated
Selling Agents: Smith Barney
Trade Date: October 4, 1995
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Interest Payment Dates:                             Amortizing Notes:
  _X_ As specified in Prospectus Supplement            ___ Yes
  ___ Other (specify) _____________________            _X_ No
Regular Record Date:                                   Each payment of principal of, and interest on,
  _X_ As specified in Prospectus Supplement            the Notes will be made:
  ___ Other (specify) _____________________                    ___ Quarterly
Original Issue Discount Note:                                  ___ Semiannually
  ___ Yes _X_ No                                               ___ Other (specify) ___________________
Original Issue Discount ___________________ %       Interest rate may be reset: ___ Yes _X_ No
Yield to Maturity: _______________________ %           Terms of reset:
Repurchase Price (for Discount Securities):         Redemption Information:

Other Provisions:                                   Repayment Information

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The aggregate principal amount of this offering is U.S. $28,000,000 and relates only to Pricing
Supplement No. 10.  Medium-Term Notes, Series C, may be issued by the Company in the aggregate principal amount of up to U.S. $500,000,000 or the equivalent in foreign currencies or foreign currency units.
To date, including this offering, an aggregate of U.S. $108,000,000 or the equivalent in foreign currency or foreign currency units of Medium-Term Notes, Series C, have been issued.
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
    TYPE OF SALE:                              IF PRINCIPAL TRANSACTION, REOFFERING AT:
___ As Agent                       _X_ varying prices related to prevailing market prices at the time of resale
_X_ As Principal                   ___ fixed public offering prices of _______________ % of Principal Amount

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[Insert additional tax disclosure, if necessary]